FOR IMMEDIATE RELEASE	CONTACT:
Thursday, February 9, 2012	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Fourth Quarter 2011 Results

West Des Moines, Iowa, February 9, 2012 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended December 31,
	2011	2010
Net income (loss) attributable to FBL	$(60,329)	$51,632
Operating income	21,831	21,682
Earnings per common share (assuming dilution):
Net income (loss)	(1.96)	1.67
Operating income	0.70	0.70

FBL Financial Group, Inc. (NYSE: FFG) today reported a net loss for the fourth quarter of 2011 of $60.3 million, or $1.96 per diluted common share, due to one-time charges relating to the previously announced sale of its subsidiary, EquiTrust Life Insurance Company. This loss compares to net income of $51.6 million, or $1.67 per diluted common share, for the fourth quarter of 2010.

Operating Income(1). Operating income totaled $21.8 million, or $0.70 per common share, for the fourth quarter of 2011, compared to $21.7 million, or $0.70 per common share, for the fourth quarter of 2010. Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the net impact of discontinued operations and the loss on debt redemption. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group closed 2011 with the successful sale of EquiTrust Life, allowing us to reduce the risk of the overall enterprise, increase our financial flexibility and enable capital management," said James E. Hohmann, Chief Executive Officer of FBL Financial Group, Inc. "As a result, we increased our dividend in the fourth quarter, began to repurchase FBL stock and redeemed $225 million of debt. Going forward, this divestiture allows us to have greater focus on our attractive Farm Bureau niche market."

Sale of EquiTrust Life Insurance Company. On December 30, 2011, FBL Financial Group sold its subsidiary, EquiTrust Life Insurance Company, for sale proceeds of $465.3 million in cash. A portion of the proceeds from the sale were used to redeem FBL Financial Group's $50 million of affiliate debt on December 30, 2011 and $175 million of public debt on January 30, 2012. The operations of EquiTrust Life have been accounted for as discontinued operations. All prior period amounts have been reclassified to conform to this presentation.

	Three months ended December 31, 2011
	Dollars in thousands	Per Share Impact
Loss on sale of subsidiary, net of tax benefit	$(68,507)	$(2.23)
Income from discontinued operations, net of tax	13,090	0.43
Total loss from discontinued operations	(55,417)	(1.80)
Loss on debt redemption, net of tax benefit	(21,564)	(0.70)
Total loss related to sale of EquiTrust Life	$(76,981)	$(2.50)

Product Revenues. Premiums and product charges for the fourth quarter of 2011 totaled $66.8 million compared to $64.7 million in the fourth quarter of 2010. Both interest sensitive product charges and traditional life insurance premiums increased three percent during the quarter.

Premiums collected(2) in the fourth quarter of 2011 totaled $144.2 million compared to $156.0 million in the fourth quarter of 2010. Life insurance premiums collected increased six percent, while annuity premiums collected declined 13 percent, reflecting the suspension of certain annuity products due to the low interest rate environment.

Investment Income. Net investment income in the fourth quarter of 2011 totaled $86.0 million compared to $82.3 million in the fourth quarter of 2010. The increase is primarily due to increases in average invested assets and investment fee income, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at cost, was 6.03 percent for the year ended December 31, 2011, compared to 6.15 percent for the year ended December 31, 2010. At December 31, 2011, 95 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Realized Gains/Losses on Investments. In the fourth quarter of 2011, FBL Financial Group recognized net realized losses on investments of $7.5 million compared to net realized gains on investments of $14.1 million in the fourth quarter of 2010. The net realized loss on investments of $7.5 million is attributable to gains on sales of $1.0 million, losses on sales of $0.2 million and impairments of $8.3 million.

Benefits and Expenses. Benefits and expenses totaled $161.1 million in the fourth quarter of 2011, an increase from $120.8 million in the fourth quarter of 2010, primarily reflecting the loss on redemption of debt and an increase in life insurance benefits, with death benefits totaling $31.7 million in the fourth quarter of 2011, compared to $25.7 million in the fourth quarter of 2010. By its nature, mortality experience can fluctuate from quarter to quarter.

Capital and Book Value Increase. As of December 31, 2011, the book value per share of FBL Financial Group common stock totaled $41.60, an increase of 12 percent from $36.95 at December 31, 2010. This reflects continued improvement in the valuation of FBL Financial Group's investment portfolio. Book value per share, excluding accumulated other comprehensive income(3), increased to $36.72 at December 31, 2011 from $35.66 at December 31, 2010. The December 31, 2011 company action level risk based capital ratio of Farm Bureau Life Insurance Company increased during the quarter to approximately 465 percent.

Deferred Acquisition Costs - New Accounting Guidance. On January 1, 2012, FBL Financial Group retrospectively adopted the new accounting guidance on deferred acquisition costs, which accelerates the timing of certain non-commission related acquisition expense recognition. The adoption will result in an estimated after-tax cumulative reduction of retained earnings and accumulated other comprehensive income of $75.8 million as of December 31, 2011. If this guidance had been in effect during 2011, the impact would have been to reduce after-tax operating income approximately $0.8 million per quarter.

Stock Repurchase. On October 7, 2011 FBL Financial Group announced Board authorization for a $200 million stock repurchase program. During the fourth quarter of 2011, 412,975 shares were repurchased for a cost of $13.6 million. There is approximately $186 million remaining under this repurchase program.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, February 10, 2012, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiary is Farm Bureau Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance and annuities to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Revenues:
Interest sensitive product charges	$24,139	$23,394	$97,103	$93,881
Traditional life insurance premiums	42,651	41,299	168,519	162,056
Net investment income	86,008	82,263	343,310	324,540
Net realized capital gains on sales of investments	746	15,480	5,355	21,392

Total other-than-temporary impairment losses	(7,308)	(8,159)	(20,206)	(30,637)
Non-credit portion in other comprehensive income/loss	(964)	6,768	6,555	20,821
Net impairment loss recognized in earnings	(8,272)	(1,391)	(13,651)	(9,816)

Other income	3,866	3,778	17,701	14,289
Total revenues	149,138	164,823	618,337	606,342

Benefits and expenses:
Interest sensitive product benefits	47,831	46,413	192,082	176,588
Traditional life insurance benefits	39,046	33,418	148,959	137,180
Policyholder dividends	4,265	4,318	17,030	17,571
Underwriting, acquisition and insurance expenses	29,910	28,657	123,387	123,443
Interest expense	2,008	2,398	8,532	9,566
Loss on debt redemption	33,176	—	33,176	—
Other expenses	4,884	5,558	20,652	19,782
Total benefits and expenses	161,120	120,762	543,818	484,130
	(11,982)	44,061	74,519	122,212
Income taxes	6,832	(15,394)	(20,479)	(41,348)
Equity income, net of related income taxes	265	685	1,284	3,459
Net income (loss) from continuing operations	(4,885)	29,352	55,324	84,323
Discontinued operations:
Loss on sale of subsidiary, net of tax benefit	(68,507)	—	(68,507)	—
Income from discontinued operations, net of tax	13,090	22,281	44,465	36,252
Total income (loss) from discontinued operations	(55,417)	22,281	(24,042)	36,252
Net income (loss)	(60,302)	51,633	31,282	120,575
Net loss (income) attributable to noncontrolling interest	(27)	(1)	(6)	78
Net income (loss) attributable to FBL Financial Group, Inc.	$(60,329)	$51,632	$31,276	$120,653

Earnings (loss) per common share - assuming dilution	$(1.96)	$1.67	$1.00	$3.92

Weighted average common shares	30,746,339	30,495,279	30,726,009	30,398,180
Effect of dilutive securities	—	459,639	489,014	320,436
Weighted average common shares - diluted	30,746,339	30,954,918	31,215,023	30,718,616

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the impact of discontinued operations and loss on debt redemption. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. Also, the discontinued operations and loss on debt redemption are nonrecurring items. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income attributable to FBL. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	(Dollars in thousands, except per share data)
Net income (loss) attributable to FBL	$(60,329)	$51,632	$31,276	$120,653
Adjustments:
Loss on redemption of debt (a)	21,564	—	21,564	—
Net impact of discontinued operations (a)	55,417	(22,281)	24,042	(36,252)
Net realized gains/losses on investments (a)	4,898	(7,516)	5,825	(5,899)
Change in net unrealized gains/losses on derivatives (a)	281	(153)	(931)	(2,293)
Operating income	$21,831	$21,682	$81,776	$76,209

Operating income per common share - assuming dilution	$0.70	$0.70	$2.61	$2.48

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	December 31, 2011	December 31, 2010
Book value per share	$41.60	$36.95
Less: Per share impact of accumulated other comprehensive income	4.88	1.29
Book value per share, excluding accumulated other comprehensive income	$36.72	$35.66

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $149.6 million at December 31, 2011 and $39.9 million at December 31, 2010. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2011	December 31, 2010
Assets
Investments	$6,397,195	$5,853,341
Cash and cash equivalents	296,339	4,794
Deferred acquisition costs	376,797	463,021
Other assets	340,048	312,538
Restricted debt defeasance trust assets	211,627	—
Assets held in separate accounts	603,903	675,586
Assets of subsidiary held for sale	—	8,024,820
Total assets	$8,225,909	$15,334,100

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$5,146,852	$4,830,967
Other policy funds, claims and benefits	611,724	590,180
Debt	321,226	371,168
Other liabilities	264,023	222,306
Liabilities related to separate accounts	603,903	675,586
Liabilities of subsidiary held for sale	—	7,497,479
Total liabilities	6,947,728	14,187,686

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	129,684	118,165
Class B common stock	7,522	7,522
Accumulated other comprehensive income	149,622	39,895
Retained earnings	988,238	977,740
Total FBL Financial Group, Inc. stockholders' equity	1,278,066	1,146,322
Noncontrolling interest	115	92
Total stockholders' equity	1,278,181	1,146,414
Total liabilities and stockholders' equity	$8,225,909	$15,334,100

Common shares outstanding	30,650,634	30,942,058